WILLIAM J BUTCHER, CPA P.S.

                ----------Certified Public accountant-----------

EVERETT-(425)  333-O6O3  -  MARYSVILLE  (36O)  658-8347  FAX  (425)  335-3567



                          Independent Auditor's Report


To the Board of Directors and Stockholders of Hybrid Fuels Inc.
Kelowna.  BC.  Canada


I have audited the accompanying Statement of Financial Position of Hybrid Fuels. Inc.(a Nevada Corporation). (a development stage company), as of June 30, 2000, 1999 and 1998 and the related Statements of Loss and Deficit, Statement of Cash Flows for the periods then ended, and Inception to June 30, 2000 and the Statement of Changes in Shareholders' Equity. My responsibility is to express an opinion on these financial statements based on my audit,

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principle used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hybrid Fuels, Inc.(a Nevada Corporation). (a development stage company), as of June 30. 2000, 1999 and 1998, and inception to June 30, 2000, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Hybrid Fuels. Inc will continue as a going concern. As discussed in Note 3 to the financial statements, Hybrid Fuels, Inc is engaged in new operations, and the ability to continue to exist as a going concern relies on the company's ability to retain adequate financing and to generate sufficient sales, Management plans in this regard are described in Note 3. The financial statements do not include any adjustment that might result from the outcome of the uncertainty of future agreements, financing or sales.


/s/ WILLIAM  L.  BUTCHNER
WILLIAM  L.  BUTCHNER,  CPA  P.S.
Marysvi1le,  Washington
October  24.2000



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